Exhibit 99.1
Operator
Good afternoon. Welcome to the Nuance First Quarter 2006 Financial Results Conference Call. [OPERATOR INSTRUCTIONS] With us today are the Chairman and Chief Executive Officer of Nuance, Mr. Paul Ricci and Chief Financial Officer, Mr. Jamie Arnold. So with that being said, let’s get right to this first quarter agenda; here with our opening remarks is Mr. Ricci. Please go ahead, sir.
Paul Ricci - Nuance Communications, Inc. — Chairman & CEO
Thank you. Good afternoon everyone and thank you for joining us today. Before we begin, I need to remind everyone that the matters we’re discussing this afternoon include predictions, estimates, expectations and other forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially. You should refer to our recent SEC filings for a detailed list of risk factors.
This is another significant quarter for Nuance as we build the world’s premier provider of speech solutions, services and technologies. Today we announce a quarter of strong revenue performance and of earnings that were somewhat above our expectations.
For the fiscal first quarter, revenues were solid across most market segments and geographies. We reported revenue of 75.6 million, 25% higher than the December quarter of 2004. Speech revenue totaled 58.2 million, up 16.6 million from last year. Imaging revenues in the quarter totaled 17.4 million, down from 19 million in the same quarter last year.
Our network speech revenues this quarter, again, were strong at 36.9 million, up 15 million from last year. We saw continued migration toward a model of deploying large-scale applications that comprise a full compliment of our core speech technologies, newer speech applications and professional services. In the quarter, we signed a number of new contracts and extensions with high profile organizations such as Dell, Schwab, Wachovia, SSA and Great West Life.
Telecommunications continues to present a growing market for our solutions as the quarter brought new or expanded agreements with leaders in this field such as Cox Communication and SBC and innovators such as Jingle Networks.
Entering the new fiscal year, we have strengthened our capabilities within network speech through the acquisition of the former Nuance, adding a collection of talented employees, premier customer accounts and a host of technologies to our already strong portfolio.
After just four months, we are substantially complete with integrating the organizations. We devoted considerable energy in particular this quarter to the integration of sales operations which we consider to be the area of highest risk in the first quarter of an acquisition. These efforts included transitioning everyone to a common sales forecasting system, extensive customer outreach, sales training and other activities intended to achieve organizational alignment. We were pleased, therefore, that worldwide network revenues for speech in the quarter ran somewhat ahead of our plan.
Excluding revenues from the prior Nuance, we estimate that the year-over-year revenue growth in the quarter was about 15%. Moving to embedded speech, although our revenues were at a near record level, they were not quite at the level we had expected. There were several transactions which were deferred to the second quarter or where the partner delayed underlying technology releases. Nonetheless, we again saw strong demand for our solutions and were especially pleased with our performance in competitive bids in two key markets — handset and automotive. Revenues increased approximately 23% year-over-year, driven substantially by growth in the cellular handset segment. We believe handsets continue to present significant growth opportunities for the coming year. In the quarter, we secured design wins with Casio, Hitachi, Kyocera and Motorola. In addition, we had wins with Ford, Nokia, Bentley/VW in the automotive space.

Our dictation solutions continue to post strong results as we see strong demand from businesses, healthcare organizations and even consumers and as visibility and awareness for our dictation solutions remain high.
Dictation revenues were essentially flat as compared to the December quarter of 2004, which investors will recall was the launch quarter for version 8 of Dragon. As mentioned, though, the quarter just ended was our second strongest revenue quarter for dictation and the strongest ever for North America. We believe that the North America performance evidences growing secular demand for our Dragon solutions and our target segments including healthcare and the adaptive and disabilities market.
As you might conclude from the acquisition of Dictaphone, we’re bullish at the prospects for our dictation solutions in healthcare as we invest to expand awareness for our solutions and deepen our sales and technical resources to take advantage of this opportunity.
Elsewhere in operations, expenses ran more than a million dollars lower than anticipated in the quarter. As mentioned in our release, research and development expenses and general and administrative expenses were lower than expected. We’re pleased, in particular, the budgetary discipline in G&A not withstanding that external expenses associated with Sarbanes-Oxley compliance in the quarter were $600,000.
The savings in G&A and R&D, though, were partly offset by higher than anticipated sales and marketing expenses including costs associated with corporate name change from ScanSoft to Nuance, over-planned expenses at the October 2005 user conference where our attendance was up more than 50% over the previous year, and higher than expected sales commission resulting especially from high bookings in the first quarter. And now, before I return to speak about our expectations for Q2 and say a few words about Dictaphone, I want to turn the call over to Jamie.
Jamie Arnold - Nuance Communications, Inc. — CFO
Thank you, Paul. Good afternoon, everyone. To reiterate, revenue for the quarter ended December 31, 2005, with 75.6 million, up 25% from 60.6 million for the same period a year ago, owing in large part to the Nuance acquisition which closed in September. Total license revenue was 53.2 million, up 6.4 million from 46.8 million a year ago.
Professional services revenue was 14.6 million, up 3.6 from 11 million for the same period last year. Maintenance and support revenue was 7.8 million, up 4.9 million from 2.9 million a year ago. Speech revenue was 58.2 million and imaging revenue was 17.4 million. International revenue accounted for approximately 34% of total revenue in first quarter of 2006, compared with 33% in the same period a year ago.
On a GAAP basis, Nuance recognized a net loss of 4.9 million or $0.03 loss per share in the quarter compared with net income of 3.1 million or $0.03 earnings per share for the comparable period of fiscal 2005. In addition to using GAAP results in evaluating our business, we believe it is useful to measure performance using a non-GAAP measure of net income or loss which excludes acquisition, transaction and integration costs and as applicable non-cash taxes, non-cash interest and stock-based compensation, amortization of intangible assets and restructuring and other charges. Please see the GAAP to non-GAAP reconciliation in the press release on our website. Using this non-GAAP measure, net income was 11.4 million or $0.07 per diluted share in the quarter compared with a net income of 9.1 million or $0.08 per share a year ago.
Turning to operating expenses, costs of revenue in the quarter was approximately 23% of revenue for a gross margin of 77%, an improvement from 75% one year ago. Please note that these gross margins exclude acquisition-related amortization.
Looking at gross margins for professional services, they were 31% in the quarter as compared to 21% in the same period of last year. Service margins improved sequentially in year-over-year as we continue to focus on improved utilization of internal resources and other productivity measures. Maintenance margins were 74% in the quarter as compared to 68% in the same period of last year. Maintenance support margins increased year-over-year due largely to assuming the resources from the former Nuance.

To complete the picture, product gross margins were 9.1% in the quarter compared to 88% in the comparable quarter of FY 2005. Again, please note that these gross margins exclude acquisition-related amortization and stock-based compensation expense.
R&D was approximately 11.2 million or 15% of revenue versus 9.1 million or 15% of revenue a year ago, the increased expenses owed primarily to the Nuance acquisition. Sales and marketing spending was 26.8 million or 34% of revenue as compared to 18.6 million or 31% of revenue a year ago. Expenses increased by approximately 8.4 million year-over-year owing, as Paul noted, to additional expenses associated with incremental sales personnel from the Nuance acquisition, marketing programs in conjunction with the Corporate name change, unplanned sales commission and conversations — our annual user conference. General and administrative expenses were 8.9 million or 12% of revenues compared to 6.9 million or 11% of revenue in the same quarter last year.
Turning to the balance sheet, the Company used cash from operations this quarter of 4.3 million as accounts receivable rose with increased revenue and payment of restructuring charges of $3 million. Day sales outstanding, net of deferred revenues were 60 days versus 55 days a year ago and 69 days last quarter as we made progress on accounts receivable brought on from Nuance and we expect to continuously reduce DSO over the next several quarters until we return to historical levels. Depreciation was approximately 1.7 million and capital expenditures were 2.5 million. We used 14 million in investing activities as we paid off Nuance acquisition expenses and shareholders. We also paid 13.8 million on a payment from a previous acquisition. We exited the quarter with cash and marketable securities of approximately $72 million.
And now I’ll turn the call back over to Paul.
Paul Ricci - Nuance Communications, Inc. — Chairman & CEO
Thanks, Jamie. Before I comment on our fiscal second quarter, I would like to comment further on the Dictaphone announcement from yesterday. Over the course of the last day, we’ve been asked many follow-up questions on the financials and operations of the Dictaphone business. In response to these questions, I want to provide the following further detail. In calendar year 2005, approximately 87% of Dictaphone’s revenues were directly related to their healthcare business. Assuming that recent trends continue, that percentage will be about 90% this year and similarly higher the year after. Gross margins in the business were 56% in calendar 2005, life and sales in 2005 were 43% of revenues, services were 57% of revenue. Please note that services includes about 11 points of transaction-based ASP revenues.
Growth rates in the speech related license revenues have averaged about 30% in the last two years while accelerating. Growth rates in their ASP business have averaged about 60%, also accelerating year-over-year. Dictaphone has seen declines in revenues in the areas of non-speech related licensing and non-healthcare licensing and services. Putting these factors together, we estimated Dictaphone’s composite, stand-alone growth rate in 2006 to be about 15%. Dictaphone’s un-audited, pro forma EBITDA for 2005 excluding various costs and divested businesses was somewhat below 20% of revenue.
Before closing, let me speak briefly to our guidance. Turning first to the full fiscal year, were we speaking without the acquisition of Dictaphone, we would be confirming stronger confidence in the previous guidance we had provided of 315 million to 325 million in non-GAAP EPS of $0.29 to $0.31; but including the contributions of Dictaphone and assuming a March 31st closing, we expect revenues for the full fiscal year to be in the range of 395 to 410 million. We remind investors that our historical experience suggest that two quarters are required to fully revitalize sales following the closing of an acquisition and that some revenues are lost to purchase accounting.
In addition, we’re mindful of the schedule of our own product launches in the coming months; therefore, in modeling the second half of the year, we would encourage investors to weight the fourth quarter somewhat more than the third.
We expect GAAP EPS for the full year to be in the range of a $0.05 to $0.02 loss. Excluding effects of increased intangible amortization, stock-based compensation, acquisition and other expenses, we expect non-GAAP EPS to be in the range of $0.31 to $0.34. Addressing the second quarter, I remind investors that the March quarter is typically seasonally down from the December quarter. Additionally, we expect continued diminished sales of paper port in anticipation of a new launch.

Finally, we’re cautious about potential delays in Dragon sales into healthcare as institutions seek to understand the implications of the recent Dictaphone announcement. Conversely, we expect improved momentum from the former Nuance pipeline and we expect to enjoy some embedded revenues that fell over from the last quarter into this quarter. With this in mind, we expect revenues to be in the range of 74 to 76 million, this quarter. We expect non-GAAP EPS, excluding amortization of intangible assets, non-cash interest, taxes and stock-based compensation, restructuring and other charges to be in the range of $0.06 to $0.07 this quarter. GAAP EPS we expect to be between a $0.01 loss and breakeven.
In closing, I want to reiterate that we are extremely pleased with the Company’s first quarter. These are exciting times for the Company as we come off another strong quarter and with the Dictaphone taking a strong step to further penetrate the healthcare industry and tap a significant new growth opportunity. As we look ahead, we are confident in the ability execute against our strategy, build momentum for our solutions and further enhance the fundamentals of our business. This concludes our formal remarks and will now take your questions.
Operator
Indeed and thank you very much, Mr. Ricci and Mr. Arnold. [OPERATOR INSTRUCTIONS] One moment please for our first question. Representing Craig-Hallum, the first party in the queue is Jeff Van Rhee. Please go ahead, sir.
Jeff Van Rhee - Craig-Hallum — Analyst
Hi, guys. Couple of questions. First, Paul, on the network side, you mentioned 15% growth had the acquired Nuance not been in there. Can you talk to your thoughts on longer term growth rates? Just give us an update as to how you feel about network; and then in conjunction with that there’s been a lot of commentary and sort of a build in the pipeline for directory assistance deals. Can you talk to the progress on the directory assistance side? And then thirdly, just a couple of numbers you mentioned dictation and embedded trends. Can you just give us the numbers on each of those?
Paul Ricci - Nuance Communications, Inc. — Chairman & CEO
Let’s see. Let me try and handle those in turn. My views about the network business have not changed since last quarter. We think of the network business as one that can deliver in the range of 25 to 30% growth for us. We see increasing interest in demand in large enterprises; we continue to be challenged in our ability to staff our professional services so I don’t see any change in that.
As I mentioned in my formal comments, a lot of work went on this quarter that was intended to and ensure the continuity of the combined sales organizations and some of that work is distracting; but at the end of the day it resulted in us slightly over-achieving the network plan and I — having just been through a review for the pipeline for the current and subsequent quarters — I actually think we continue to see strengthening there; so no real change in that.
Your second question was —
Jeff Van Rhee - Craig-Hallum — Analyst
Directory assistance deals is a part of that.
Paul Ricci - Nuance Communications, Inc. — Chairman & CEO
Well, directory assistance transactions are long protracted engagements and so I don’t think there’s — even though there is a lot of activity right now in the area of directory assistance, the revenues that flow from that are multi-year revenues and I don’t think there is any dramatic change in the composition of that within the business.

Your next question was on dictation?
Jeff Van Rhee - Craig-Hallum — Analyst
Well, the two quar — the dictation number, the actual revenue number for the quarter and the embedded number for the quarter.
Paul Ricci - Nuance Communications, Inc. — Chairman & CEO
Yes. I’m sorry. We’ll dig around for those.
Jeff Van Rhee - Craig-Hallum — Analyst
Okay. While you’re digging maybe then on professional services you touched on it — is this margin level sustainable; and secondly, in terms of capacity can you just give us a sense of now with the combined capabilities of the prior Nuance and ScanSoft together, where are you on utilization? Is that a potential bottle-neck or you feel like you’ve got the headcount in place to take care of the demands you are seeing built?
Paul Ricci - Nuance Communications, Inc. — Chairman & CEO
Utilization is pretty high. The margins in professional services have gotten quite good and as to your question of whether they can be further expanded, time will tell. I will tell you that our plans and that organization’s targets do anticipate that they’ll continue to make improvements. For sure, they can’t make improvements at the rates they have over the last 24 months, but they’ll continue to make improvements, I believe. And they’ll do that by continuing to focus on the higher value services we provide through some additional systems efficiency and to your latter question, they will, indeed, have to bring on board additional people.
Jamie Arnold - Nuance Communications, Inc. — CFO
Yes. The embedded revenue was 7.5 million and the dictation revenue was about 13.8 million.
Jeff Van Rhee - Craig-Hallum — Analyst
Okay. Great. And congrats, again, on the announcement of the Dictaphone acquisition looks very, very good.
Operator
Thank you very much Mr. Van Rhee. Next in queue we go to the line of Mike Latimore representing Raymond James and Associates. Please go ahead.
Mike Latimore - Raymond James & Associates — Analyst
Congratulations on the quarter, again, here. Just on the Dictaphone acquisition, can you mention one more time what percent of their revenue has a speech component to it?
Paul Ricci - Nuance Communications, Inc. — Chairman & CEO
Just give me a moment. Go on to your next question.

Mike Latimore - Raymond James & Associates — Analyst
Sure. And then the other question relates to the imbedded speech market. Can you just talk a little bit about the competitive dynamics and pricing you’re seeing in the imbedded speech market?
Paul Ricci - Nuance Communications, Inc. — Chairman & CEO
On your first question, I apologize, but I don’t have their services broken out by speech and non-speech so I can’t — I’m afraid — I can’t answer that question.
The second question is pricing embedded?
Mike Latimore - Raymond James & Associates — Analyst
Pricing and the competitive landscape you are seeing in the imbedded speech market.
Paul Ricci - Nuance Communications, Inc. — Chairman & CEO
Well, as I said previously, the most important competitor in imbedded speech continues to be IBM and we do compete on price; but there are many other factors, in our view, that come before price in serving an OEM. The first, of course, is a technical evaluation and the technology; and I think we’re in a very strong position there.
The second are services and other support one can offer the hardware vendor; but at the same time, there is hardly a hardware vendor today that is not trying to pressure suppliers for better economics and we, certainly, feel some of that. I don’t think there’s been a meaningful price deterioration in the last six months as expressed in our achieved prices though; so one might take that to note and I think the reason for that is at the same time with these pressures we are continuing to add capabilities and to move our product line upstream.
Mike Latimore - Raymond James & Associates — Analyst
And then on the — you mention you might have the speech broken out as a percent of license for Dictaphone. Did you say that you did have that?
Paul Ricci - Nuance Communications, Inc. — Chairman & CEO
No. I said I don’t have it. I don’t have it. I’m sorry.
Mike Latimore - Raymond James & Associates — Analyst
And then just in terms of the modeling the second half of the year, I assume we’re still sitting with a 15% tax rate. I guess that’s the first question. Second is what, in terms of other income line, what should that number be with the debt and so forth?
Paul Ricci - Nuance Communications, Inc. — Chairman & CEO
The 15% tax rate is right and the other income line with the debt we’re going to pull those numbers up for you.
Mike Latimore - Raymond James & Associates — Analyst

Okay. And in terms of operating margin by kind of in that fourth quarter what roughly — what kind of range are you thinking there?
Paul Ricci - Nuance Communications, Inc. — Chairman & CEO
Well, I don’t usually give that. That’s your job.
Mike Latimore - Raymond James & Associates — Analyst
Okay. No problem.
Operator
And did you have any follow-ups, Mr. Latimore?
Mike Latimore - Raymond James & Associates — Analyst
I’m just waiting on the —
Paul Ricci - Nuance Communications, Inc. — Chairman & CEO
We’ll go on and we’ll give you the interest expense before the end of the call for the two quarters.
Mike Latimore - Raymond James & Associates — Analyst
Great. Thanks.
Operator
And thank you, sir. You can always re-queue in. [OPERATOR INSTRUCTIONS] We have John Maietta with Needham and Company. Please go ahead.
John Maietta - Needham & Company — Analyst
Hi. Thanks very much. Probably mention that most of the integration work is done with respect to the Nuance acquisition. I’m just wondering if you could comment about what type of work is left on the integration?
Paul Ricci - Nuance Communications, Inc. — Chairman & CEO
Well, there is technical integration which is in the form of actually doing some technical work and that work usually takes a year from the onset of an acquisition in our experience and that is roughly the case in this instance. But that’s not integration in the sense of retiring systems or people who are transitioning out of the business. The combined development organization is combining certain technologies and that work, as I said, takes about a year to complete. Other than that, there is really not a lot of work left to do. But there’s some systems work but it’s not substantial.
John Maietta - Needham & Company — Analyst

Okay. And then, Jamie, modeling question. When we think about the two businesses combined, should we just kind of think about Dictaphone’s performance in ’05 as the model for going forward? You had mentioned the revenue ratio of the gross margins, your operating margins. Is that pretty much steady-state?
Jamie Arnold - Nuance Communications, Inc. — CFO
There are a couple of things you should think of as, first of all, do we have the interest expense?
Unidentified Company Representative
It’s about 12 million in the second half.
Jamie Arnold - Nuance Communications, Inc. — CFO
In the second half? 12 million in interest expenses in the second half as a result of the debt; so, of course, there were some trends that I gave you that will allow you to model changes in the business and I refer you to the growth in their licenses and ASP revenues. The other things you should know are, of course, we mentioned yesterday that synergies will be in the range of 20 to 25 million. Those synergies will come substantially from G&A, not meaningfully at all from sales, somewhat from marketing, somewhat from R&D and somewhat from services. I think the combination of those things probably gives you some information upon which to build those models.
John Maietta - Needham & Company — Analyst
Great. Thank you.
Operator
And we do have a question from the line of John Nevins, now representing First Analysis. Please go ahead.
John Nevins - First Analysis — Analyst
Good morning. Or, I’m sorry, afternoon. It’s been a long week already.
Paul Ricci - Nuance Communications, Inc. — Chairman & CEO
For us, too.
John Nevins - First Analysis — Analyst
I can imagine. My question is just about the broader environment for speech and IVR technology, the entrance of some of the larger technology companies like IBM — although maybe it’s not an entrance, maybe it’s more of a re-emergence or servicing or something — how has that affected the environment. Have you found that it has spurred some more demand and activity in the broader speech environment or is there some other comment or maybe a way to describe how it has impacted the business?
Paul Ricci - Nuance Communications, Inc. — Chairman & CEO
I don’t think it’s had very much impact on the business at all. There was a lot of consternation in our investor community and in the market-at-large two years ago when Microsoft entered and when IBM became more pronounced in its participation; but the net effect of that is that I think undoubtedly there’s been some pricing pressure over the last few years but it has not been dramatic. I don’t think price is anywhere near the top of considerations that large enterprises make when they are thinking about multi-million dollar investments to transform their call centers; and ultimately, I believe what we have found is that the combination of services applications and core technology are the factors that allow us to deliver complete solutions and to create brand preference with large enterprises. I don’t think they have had any effect particularly on demand creation; maybe they created some disability a couple of years ago when they entered. But I believe that the real work of demand creation today is occurring in part from us, substantially from us; and also from our important partners, companies such as Avaya, Nortel, Cysco and Genesys and others who are really focused on the call center transformation.
John Nevins - First Analysis — Analyst
Last question is — what is the biggest challenge you face today. The industry has had some pretty substantial growth and last year in particular was big over the last few years; what’s the challenge today to continue that growth engine and keep the demand creation moving along as quickly as it has?
Paul Ricci - Nuance Communications, Inc. — Chairman & CEO
Well, I think there are several factors that contribute to growth. One, is the continuous evolution of the technology and this, because as each technology — as the various technologies mature, new segments of the market become available that were not previously available. A good example of that is the evolution of dictation technology, the advent of Dragon version 8 has clearly garnered the interest within healthcare, both for ourselves and for our partner Dictaphone, and other people who use our technology in healthcare that was not there before simply because the accuracy rates and flexibility of technology were not as great.
The same thing has, I believe, has been true in the networks base. We’ve invested a great deal of money both at ScanSoft beforehand and at the prior Nuance and now combined in making network call center technology more flexible with the use of our open speech dialogue capabilities and other technologies intended to allow the caller to have a more conversational interaction with the system. And as that happens, more and more enterprises become comfortable using the technology; so I think the extent to which ongoing deep investments in the technology and the maturation of technology enable a broader market shouldn’t be underestimated.
The second thing is the continued investments in our sales and marketing. This is critical. We invest as much money in strengthening and broadening our sales organization as we can and more and more money in creating demand programs around that. I had the opportunity yesterday to look at the gamut of marketing programs that are being implemented over the next six months and it’s a much broader array of investments in that area than, for example, we were doing a year ago and I think the final area is in the area of partners. We depend significantly upon our partners in almost every business we’re in and we need to work with them and help them create success with our technologies and thereby gain leverage from their channel of capabilities. I think if we do those things we’ll continue to see the kind of growth we’ve had.
John Nevins - First Analysis — Analyst
And do you have any 10% customers or partners right now?
Paul Ricci - Nuance Communications, Inc. — Chairman & CEO
We don’t have any 10% customers and the only — I’m not sure if we have any 10% partners although in the productivity — no, we don’t even have them in the productivity anymore.
John Nevins - First Analysis — Analyst
Thank you.

Operator
And ladies and gentlemen, the Company would just like to invite any additional questions or comments simply by pressing star, one. Mr. Ricci and Mr. Arnold, there are no further questions. Please continue.
Paul Ricci - Nuance Communications, Inc. — Chairman & CEO
I thank you all, again, for joining us for this quarter’s review and what has been a very busy week for us and we look forward to speaking with you again next week. Thank you — next quarter, thank you.
Operator
Ladies and gentlemen, your host is making today’s conference available for digitized replay for two full weeks starting at 8:00 p.m. Eastern Standard time February the 9th, all the way through 11:59 p.m. February the 23rd. To access AT&T’s executive replay service, please dial 800-475-6701. At the voice prompt enter today’s conference id of 817731. Internationally, you may access the replay as well by dialing 320-365-3844, again, with the conference id of 817713. And that does conclude our earnings call for this first quarter. Thank you very much for your participation as well as for using AT&T’s executive teleconference service. You may now disconnect.

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
Unaudited

	Three months ended
	December 31,
	2005	2004
GAAP total revenue	$75,552	$60,578

GAAP net income (loss)	$(4,892)	$3,141
Cost of revenue from amortization of intangible assets (1)	2,475	2,825
Amortization of other intangible assets (2)	2,000	669
Non-cash stock based compensation (3)	4,412	698
Restructuring and other charges (4)	—	659
Non-cash interest expense (5)	860	—
Non-cash taxes (6)	1,456	1,092
Acquisition related transition and integration costs (7)	5,058	—

Non-GAAP net income	$11,370	$9,084

Non-GAAP net income diluted:	$0.07	$0.08

Shares used in computing non-GAAP net income per share:

Weighted average common shares outstanding:
Basic	156,389	104,973

Fully Diluted	169,524	112,430

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended				Three months ended
	December 31,				December 31,
	GAAP			Non-GAAP	GAAP			Non-GAAP
	2005	Adjustments		2005	2004	Adjustments		2004
Product licenses	$53,183	$—		$53,183	$46,834	$—		$46,834
Maintenance	7,803			7,803	2,785			2,785
Professional services	14,566			14,566	10,959			10,959

Total revenue	75,552	—		75,552	60,578	—		60,578

Costs and expenses:
Cost of product licenses	4,982	(21	)(3)	4,961	5,520	(4	)(3)	5,516
Cost of maintenance	2,295	(163	)(3,7)	2,132	890	(1	)(3)	889
Cost of professional services	10,385	(421	)(3,7)	9,964	8,737	(34	)(3)	8,703
Cost of revenue from amortization of intangible assets	2,475	(2,475	)(1)	—	2,825	(2,825	)(1)	—

Total costs of revenue	20,137	(3,080)		17,057	17,972	(2,864)		15,108

Gross Margin	55,415	3,080		58,495	42,606	2,864		45,470

Research and development	12,157	(976	)(3,7)	11,181	9,194	(84	)(3)	9,110
Selling and marketing	28,333	(1,505	)(3,7)	26,828	18,762	(211	)(3)	18,551
General and administrative	14,647	(5,713	)(3,7)	8,934	7,231	(364	)(3)	6,867
Amortization of other intangible assets	2,000	(2,000	)(2)	—	669	(669	)(2)	—
Restructuring and other charges	—	—		—	659	(659	)(4)	—

Total operating expenses	57,137	(10,194)		46,943	36,515	(1,987)		34,528

Income (loss) from operations	(1,722)	13,274		11,552	6,091	4,851		10,942

Other income (expense), net	(198)	860	(5)	662	(890)	—		(890)

Income (loss) before income taxes	(1,920)	14,134		12,214	5,201	4,851		10,052

Provision for income taxes	2,300	(1,456	)(6)	844	2,060	(1,092	)(6)	968

Income (loss) before income taxes	(4,220)	15,590		11,370	3,141	5,943		9,084

Cumulative effect of accounting change	672	(672	)(3)	—	—	—		—

Net income (loss)	$(4,892)	$16,262		$11,370	$3,141	$5,943		$9,084

Net Income (loss) per share: basic & fully diluted	$(0.03)	$0.10		$0.07	$0.03	$0.05		$0.08

Weighted average common shares outstanding:
Basic	156,389	156,389		156,389	104,973	104,973		104,973

Fully Diluted	156,389	156,389		156,389	112,430	112,430		112,430

(3) Non-cash stock based compensation	2005	2004
Cost of product licenses	$21	$4
Cost of maintenance	48	1
Cost of professional services	290	34
Research and development	852	84
Selling and marketing	1,111	211
General and administrative	1,418	364
Cumulative effect of accounting change	672	—

Total	$4,412	$698

(7)Acquisition related transition and integration costs
Cost of maintenance	$115	$—
Cost of professional services	131	—
Research and development	124	—
Selling and marketing	394	—
General and administrative	4,294	—

Total	$5,058	$—

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
Unaudited
GAAP: Second Quarter 2006
Net Income Per Share Guidance

	Three months ended
	March 31, 2005
	Low	High
Total revenue	$74,000	$76,000

GAAP net income (loss), per share	$(0.01)	$(0.00)
Cost of revenue from amortization of intangible assets	$0.01	$0.01
Amortization of other intangible assets	$0.01	$0.01
Non-cash stock based compensation	$0.02	$0.02
Non-cash interest expense	$0.01	$0.01
Non-cash taxes	$0.00	$0.01
Acquisition related transition and integration costs	$0.01	$0.01

Non-GAAP net income (loss)	0.06	0.07

Shares used in computing non-gaap net income (loss) per share:

Weighted average common shares: basic	173,800	173,800

Weighted average common and common equivalent shares: diluted	173,800	173,800

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
Unaudited
GAAP: Fiscal Year 2006
  Net Income Per Share Guidance

	Twelve Months Ended
	September 30, 2006
	Low	High
Total revenue	$395,000	$410,000

GAAP net income (loss), per share	$(0.05)	$(0.02)
Cost of revenue from amortization of intangible assets	$0.05	$0.05
Amortization of other intangible assets	$0.08	$0.08
Non-cash stock based compensation	$0.09	$0.09
Non-cash interest expense	$0.02	$0.02
Non-cash taxes	$0.04	$0.04
Acquisition related transition and integration costs	$0.08	$0.08

Non-GAAP net income (loss)	0.31	0.34

Shares used in computing non-gaap net income (loss) per share:

Weighted average common shares: basic	178,000	178,000

Weighted average common and common equivalent shares: diluted	178,000	178,000